UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2009 (July 17, 2009)

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida                                                                000-28179                                           59-3404233
   (State or other jurisdiction                    (Commission File Number)                       (IRS Employer
                  of incorporation)                                                                                                          Identification Number)

Suite 200 - 1963 Lougheed Highway
Coquitlam, British Columbia Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 17, 2009, Ableauctions.com, Inc., a Florida corporation (“Ableauctions” or the “Company”), executed a Share Exchange Agreement (“Exchange Agreement”)  with the Company’s significant shareholders, Abdul Ladha, the Company’s Chief Executive Officer and a director, and his spouse, Hanifa Ladha (“Ladha”), Top Favour Limited, a British Virgin Islands corporation (“Top Favour”), and the shareholders of Top Favour, consisting of 12 individuals and 5 entities, who collectively hold 100% of Top Favour’s issued and outstanding share capital (the “TF Owners”).  Under the Exchange Agreement, the TF Owners would exchange their shares of Top Favour capital stock for newly-issued shares of Ableauctions.  Hereinafter, this share exchange transaction is described as the “Share Exchange.”

Also, on July 17, 2009, the Company executed a Voting Agreement with Top Favour and Ladha (“Voting Agreement”).

Share Exchange Agreement

Pursuant to the Exchange Agreement, the TF Owners would become our controlling shareholders holding approximately 97% of the outstanding Ableauctions common stock on a post-transaction fully-diluted basis, and existing Ableauctions shareholders would hold the remaining 3.0% of the outstanding Ableauctions common stock post-transaction.  Top Favour would become our wholly owned subsidiary. In connection with Top Favour becoming our wholly owned subsidiary, we would acquire the business and operations of Top Favour, and its wholly owned subsidiaries: Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., which controls and beneficially owns Henan Province Pingdingshan Hongli Coal & Coking Co., Ltd. and its subsidiaries (collectively referred to herein as the “SinoCoking Group”).

Top Favour’s principal product is coke, or carbon fuel produced by distillation of coal.  This coke is produced from coal that it mines as well as coal that it purchases.  Top Favour produces and sells two types of coke, metallurgical coke primarily used in steel manufacturing and chemical coke used mainly for synthesis gas production.  Top Favour also sells coal, including raw coal, “washed coal” (which is processed coal that is ready for coking or thermal uses), and “medium coal” and coal slurries (both of which are byproducts of the coal-washing process).  Top Favour also produces and sells coal tar, which is a byproduct from its coke manufacturing process.

As a result of the Share Exchange:

•           The Company will acquire and own 100% of the issued and outstanding shares of capital stock of Top Favour from the shareholders of Top Favour, making Top Favour a wholly-owned subsidiary of the Company;

•           The Company will issue up to 13.2 million shares of its common stock to the former shareholders of Top Favour, on a post-reverse stock split basis;

•           The Company shareholders immediately prior to the Share Exchange will, after completion of the Share Exchange, own approximately 3% of the outstanding shares of the Company; and

•           The former shareholders of Top Favour will own approximately 97% of the outstanding shares of the Company.

Prior to the consummation of the Share Exchange, the Company will distribute all of its assets relating to the Ableauctions business (after payment or assignment of liabilities) to a liquidating trust for the benefit of holders of the Company’s common stock  immediately prior to the closing of the Share Exchange.

Following the Share Exchange, the Company will cease operating the Ableauctions business, and the business of Top Favour will be continued and will constitute the principal business and operations of the Company.

The closing of the Share Exchange will be contingent on the simultaneous closing of a proposed financing of $75 million, which may be comprised of debt or equity securities or both, to be determined by the board of directors in consultation with Top Favour.  If the financing is not obtained, Top Favour could waive this condition.

As a condition to and prior to the Share Exchange, the Company agreed to cause its shareholders to vote to amend its Articles of Incorporation to effect a reverse stock split which shall range between 1-for-20 and 1-for-50 and change its name to “SinoCoking Coal & Coke Chemical Industries Inc.”

Following the Share Exchange, members of Top Favour’s management will also be appointed as the Company’s officers and directors.

In addition to the conditions described above, the Share Exchange Agreement contains representations, warranties and conditions customary for transactions of this nature.  The Share Exchange Agreement provides for indemnification of Top Favour and its shareholders for breaches of representations, warranties and covenants by Ableauctions and for a similar indemnification by Top Favour and the Top Favour Shareholders in favor of Ableauctions and Mr. and Mrs. Ladha.  In the event that any of the conditions to the Share Exchange are not satisfied or waived, the Share Exchange may not be consummated.  Neither the Company nor Top Favour can provide any assurances that the Share Exchange will ultimately be consummated.

For accounting purposes, the Share Exchange will be treated as a reverse acquisition which results in the legal acquirer, the Company, being treated as being acquired by Top Favour under purchase accounting.

In conjunction with the Share Exchange, Ableauctions has agreed to adopt a plan of liquidation reasonably acceptable to Top Favour under which it shall establish a liquidating trust for purposes of assuming outstanding liabilities and distributing the assets of Ableauctions to its shareholders as of a certain record date prior to the closing of the Share Exchange.  In compliance with applicable law and any required third party consents, Ableauctions agreed to transfer all of its assets to, and to have its liabilities assumed by, the liquidating trust prior to or concurrent with the closing of the Share Exchange.  Ableauctions and Abdul Ladha agreed to cause such plan of liquidation to include a covenant to indemnify the Top Favour shareholders for certain claims, damages, costs and expenses, and provide for a reserve fund of at least $1,000,000 in cash or cash equivalents or other assets acceptable to Top Favour which shall remain in place for at least 12 months following the closing of the Share Exchange and shall be used to discharge any remaining liabilities of Ableauctions not discharged prior to closing.  The plan of liquidation will also include a covenant to indemnify Abdul Ladha for certain claims, damages, costs and expenses.

Top Favour has agreed to file a listing application with the NYSE Amex Equities exchange, with the intent of maintaining the listing of Ableauctions shares on the exchange.

Closing of the Share Exchange will require the satisfaction of a number of conditions, briefly described below.  These conditions include, but are not limited to, the resignation of the current officers and directors of Ableauctions, the appointment of Jianhua Lv as Chairman of the board of directors, and the appointment of his designees to the board of directors to take office immediately after the closing.  Presently, Top Favour intends to have Mr. Lv appointed as Chief Executive Officer, President and Chairman of the Board, and Mr. Zan Wu as the Chief Financial Officer, Treasurer and Secretary.  At the time of closing, Ableauctions must have completed its transfer of the prior business, assets and liabilities to the liquidating trust, and Ableauctions must have no remaining assets or liabilities immediately prior to closing.  The holders of a majority of the issued and outstanding shares of Ableauctions must have consented to or voted to approve all matters contemplated by the Share Exchange Agreement that require such shareholder approval.  Any third party consents that Ableauctions is required to obtain must have been obtained prior to closing.  Ableauctions must have determined, through its due diligence investigation, that the financial statements of Top Favour are materially accurate and complete, and this due diligence investigation will continue until 30 days after the date of the Exchange Agreement.  Finally, Top Favour shall have arranged, and the Company shall simultaneously consummate or shall have secured an irrevocable commitment from a bona fide third party to consummate, a debt or equity financing of at least $75 million.

Under the Share Exchange Agreement, the Share Exchange may be terminated under the following circumstances:

(i)           by both parties if Ableauctions and Top Favour mutually agree to terminate the Share Exchange;

(ii)           by either Ableauctions or the Top Favour Shareholders if the Share Exchange shall not have been consummated for any reason by November 30, 2009; provided that the failure to consummate the transaction is not caused by the party that is terminating;

(iii)           by either Ableauctions or the Top Favour Shareholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(iv)           by the Top Favour Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of Ableauctions or the Ableauctions Shareholders provided in the Share Exchange Agreement, or if any representation or warranty of Ableauctions shall have become materially untrue, unless cured in accordance with the terms of the Share Exchange Agreement;

(v)           by Ableauctions, upon a material breach of any representation, warranty, covenant or agreement on the part of Top Favour or the Top Favour Shareholders in the Share Exchange Agreement, or if any representation or warranty of Top Favour or the Top Favour Shareholders shall have become materially untrue, unless cured in accordance with the terms of the Share Exchange Agreement;

(vi)           by Ableauctions, if the results of the due diligence investigation described in the Share Exchange Agreement by Ableauctions is unsatisfactory, and Top Favour is not able to cure the unsatisfactory condition prior to closing;

(vii)           by Top Favour if Royal Bank of Canada (“RBC”), one of Ableauctions’ lenders, refuses to approve the assumption by the liquidating trust of the liabilities and guarantees arising from the Loan Agreements; or

(viii)           by Ableauctions if (i) RBC refuses to approve the assumption by the liquidating trust of the liabilities and guarantees arising from the Loan Agreements and (ii) Top Favour does not waive the failure to assign such liability and guarantees.

Voting Agreement

Under the Voting Agreement, Abdul and Hanifa Ladha agree to convert their interests in a certain convertible promissory note into shares of the Company’s common stock such that they will hold at least 49% of the outstanding shares of the Company’s common stock immediately after such conversion. They also agree to acquire additional shares of the Company’s common stock (so long as the total of all such acquisitions does not exceed $400,000) in order to maintain such percentage equity ownership.  In addition, they agree to vote all their common stock in favor of the Share Exchange and certain other actions in furtherance of the Share Exchange at any annual or special meeting of the Ableauctions’ shareholders.   In the event that any director fails to resign as a Board member in the manner contemplated by the Exchange Agreement, Ladha agrees to acquire additional shares of the Company’s common stock (so long as the total of all such acquisitions does not exceed $400,000) and vote in favor of replacing the Company's board with Top Favour's nominees.

The foregoing description of the Exchange Agreement and Voting Agreement is qualified in its entirety by the contents of such Exchange Agreement and Voting Agreement, which are attached as Exhibits 10.1 and 10.2 to this Form 8-K.

Item 9.01.              Financial Statements and Exhibits

10.1	Share Exchange Agreement

10.2	Voting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

/s/ Abdul Ladha
Abdul Ladha, Chief Executive Officer
Dated:  July 17, 2009